Exhibit 6.7

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is entered into on this 10 the day of June, 2026 (the “Effective Date”), by and between:

First Party:

Elf Labs, Inc.

481 South Holt Ave, Los Angeles, CA 90048

Second Party:

Fizzbuzz Inc

Company Registration No.: CS201725131

Address: Meridian by Avenir, Golam Drive, Kasambagan, Cebu City

Represented by:                           , in the capacity of Senior Business Manager

Each of the First Party and Second Party may be referred to individually as a “Party” and collectively as the “Parties.”

1. RECITALS

A. The First Party is the investor of the project and is solely responsible for funding and bearing all production-related costs.

B. The Second Party is a professional animation studio with expertise in script writing, storyboarding, modeling, texturing, rigging, grooming, animation, simulation, visual effects (VFX), lighting, rendering, compositing, and editing.

C. The First Party desires to engage the services of the Second Party for the production of an animated series titled “Robo Stars, and the Second Party agrees to provide such services under the terms and conditions set forth in this Agreement.

2. SCOPE OF WORK

2.1 The Second Party shall be responsible for the production and delivery of animation content for “RoboStars”, including but not limited to:

●	Script Writing: Based on the concepts and story lines as created by Billy Phillips, Founder of Elf Labs, inc.
●	Pre-Production: Storyboarding, modeling, texturing, rigging
●	Production: Layout, primary and refined animation
●	Post-Production: Lighting, compositing, visual effects

2.2 The project shall comprise ten (10) episodes, each with an approximate runtime of five (5) minutes, as further detailed in Annexure A.

SERVICE AGREEMENT

3. FEES AND PAYMENT TERMS

3.1 The total project fee is fixed at USD $120,000 (i.e., $12,000 per episode × 10 episodes).

Optional services may be provided as follows:

●	Scriptwriting: USD $10,000
●	Voice Acting: USD $5,000

3.2 The First Party shall be solely responsible for all payments and shall adhere to the following payment milestones:

Milestone	Percentage	Amount (USD)	Description

Upon execution of this Agreement	25%	$30,000	Project kickoff and pre-production

Commencement of animation phase	50%	$60,000	Animation layout and production

Commencement of post-production	15%	$18,000	Lighting and compositing

Within 7 days of final delivery	10%	$12,000	Completion and final delivery

4. OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS

4.1 The Second Party is serving as a work-for-hire and upon final payment, relinquish ownership to First Party (Elf Labs Inc.) of all production materials and assets created during the course of the project, including but not limited to 3D models, rigs, textures, animation files, project setups, and source files.

4.2 The First Party shall have exclusive rights to publish, distribute, and commercially exploit the final rendered episodes (e.g., 2K MP4 files) delivered by the Second Party under this Agreement.

4.3 No production assets or source files shall be transferred to the First Party unless separately agreed in writing. Unauthorized use, reproduction, modification, or distribution of such materials is strictly prohibited.

4.4 This Agreement does not constitute a transfer of ownership of any assets except for the final delivered output, which the First Party may use for the purposes outlined herein.

SERVICE AGREEMENT

5. FEEDBACK AND REVISIONS

The First Party shall be entitled to provide feedback up to two (3) rounds per episode. Any additional revisions beyond the second round shall be billed separately, subject to mutual agreement.

6. PAYMENT OBLIGATIONS AND PENALTIES

Timely payment by the First Party is essential to the progress of the project. In the event of any delay, it may prolong the delivery of the project indefinitely. Second party will not be responsible for any damages resulting from this.

7. TAXES

Each Party shall be solely responsible for the payment of any and all taxes, levies, duties, or other governmental charges imposed on it under applicable laws and regulations in its respective jurisdiction, arising in connection with this Agreement. Neither Party shall be held liable for any tax obligations of the other Party.

8. CONFIDENTIALITY

8.1 Definition of Confidential Information

For the purposes of this Agreement, “Confidential Information” means any and all non-public, proprietary, technical, financial, or business-related information, data, or materials disclosed—directly or indirectly—by either Party to the other, whether in written, oral, electronic, visual, or any other form, and whether marked as confidential or not, including but not limited to scripts, designs, source files, production materials, intellectual property, commercial strategies, and contractual terms.

8.2 Mutual Obligation of Confidentiality

Both Parties agree to treat all Confidential Information disclosed or obtained in connection with this Agreement as strictly confidential. Neither Party shall disclose, share, disseminate, reproduce, or use such information for any purpose other than fulfilling its obligations under this Agreement, without the prior written consent of the disclosing Party.

8.3 Permitted Disclosures

A Party may disclose Confidential Information only to its employees, contractors, or agents on a strict need-to-know basis, provided such individuals are bound by written confidentiality obligations no less protective than those contained herein. Each Party shall remain fully liable for any breach of confidentiality by its representatives.

SERVICE AGREEMENT

8.4 Security Measures

Each Party agrees to implement and maintain all reasonable and appropriate administrative, technical, and physical safeguards to prevent unauthorized access to or use of the other Party’s Confidential Information.

8.5 Return or Destruction of Materials

Upon termination or expiration of this Agreement—or upon written request from the disclosing Party—each Party shall promptly return or destroy all Confidential Information of the other Party in its possession, including all copies or derivatives thereof, and shall certify such return or destruction in writing if requested.

8.6 Survival

The confidentiality obligations under this Section shall remain in effect for a period of five (5) years following the termination or expiration of this Agreement, or for such longer period as required by applicable law.

8.7 Equitable Relief

Each Party acknowledges that any breach of this Section may result in irreparable harm to the other Party, for which monetary damages may be inadequate. Accordingly, either Party shall be entitled to seek injunctive relief, specific performance, or other equitable remedies, in addition to any legal remedies available.

9. DELIVERABLES

9.1 Final Output

The Second Party shall deliver the final animation content in 2K resolution (2048×1080 pixels), MP4 format, or any other format mutually agreed in writing by the Parties.

9.2 Delivery Responsibility

The Second Party shall be solely responsible for the timely delivery of all final outputs, ensuring they meet the specifications outlined in this Agreement and Annexure A.

9.3 Approval Process

Each episode shall be subject to review and approval by the First Party. The Second Party shall incorporate feedback in accordance with Section 5 (Feedback and Revisions). The deliverable shall be deemed accepted upon written confirmation from the First Party or in the absence of objections within a reasonable review period.

10. LIMITATION OF LIABILITY

The Second Party shall not be liable for any indirect, incidental, or consequential damages, except in cases of gross negligence or willful misconduct. In all circumstances, the Second Party’s liability shall not exceed the total amount received under this Agreement.

SERVICE AGREEMENT

11. TERMINATION

11.1 The First Party may terminate this Agreement in writing if the deliverables, after multiple revisions, fail to meet the agreed quality standards or if there are material delays without justifiable cause. In such case, payment shall only be made for work accepted and delivered prior to termination.

11.2 The First Party may also terminate the Agreement in the event of non-performance by the Second Party, following written notice and a reasonable cure period.

11.3 The Second Party reserves the right to terminate the Agreement in the event of breach by the First Party, including but not limited to failure to make timely payments.

12. GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed and construed in accordance with the laws of the United States.

Any dispute arising out of or relating to this Agreement shall first be resolved through good-faith negotiation. If unresolved, disputes shall be submitted to binding arbitration in the State of [Insert State].

13. MISCELLANEOUS

●	This Agreement constitutes the entire understanding between the Parties and supersedes all prior agreements, whether oral or written.
●	Any amendments or modifications must be in writing and signed by both Parties.
●	This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

SERVICE AGREEMENT

SIGNATURES

Signed for and on behalf of the First Party:

Name:	David Phillips
Title:
Date:	6/12/2025

Signed for and on behalf of the Second Party:

Name:	Walter A. McDaniel
Title:
Date:	6/12/2025